EXHIBIT (b)(2)

AMENDMENT TO

BY-LAWS

OF

FLOATING-RATE PORTFOLIO

March 17, 2016

Pursuant to ARTICLE IV, Section 4.2 of the BY-LAWS of Floating-Rate Portfolio (the “Trust”), upon the vote of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Eaton Vance Floating Rate Portfolio.

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